Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-12

SUPPLEMENT
To Prospectus Supplement dated October 24, 2003

$692,287,420 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-32

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On October 30, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-32 (the “Certificates”) were issued in an original aggregate principal amount of approximately $692,287,420.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of October 1, 2003, by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Trustee's Report to Certificateholders
Table of Content
Report Sections	Preparer	Page Number
Distribution Date Statement	Trustee	1-8
Loan Portfolio Stratifications	Trustee	N/A
Loan Schedule	Trustee	N/A
Comparative Financial Statement	Servicer	N/A
Delinquent Loan Status	Servicer	N/A
Historical Loss Report	Servicer	N/A
Historical Loan Modification Report	Servicer	N/A
REO Status Report	Servicer	N/A
Watch List	Servicer	N/A

US Bank Information Delivery Vehicles
Web Site:	http://www.usbank.com/abs
For other information delivery requests:	ct.information.delivery@usbank.com

Deal-Specific Contacts
Account Officer (trustee and paying agent questions):		Diana Kenneally	(617) 603-6406
Account Administrator (analytics and collateral questions):		Stanley Wong	(617) 603-6434
Servicer	Aurora Loan Services Inc.	John Kalema	(303) 632-4067

Rating Agency Contacts
Standard & Poor's Rating Services		Moody's Investors Service
55 Water Street		99 Church Street
New York, NY 10041		New York, NY 10007
(212) 438-2430		(212) 553-0300

This report has been prepared by, or is based on information furnished to U.S. Bank Corporate Trust Services ("U.S. Bank") by, one or more third parties (e.g. Servicers, Master Servicer, etc.), and U.S. Bank has not independently verified information received from or prepared by any such third party.  U.S. Bank shall not and does not undertake responsibility for the accuracy, completeness, or sufficiency of this report or the information contained herein for any purpose, and U.S. Bank makes no representations or warranties with respect thereto.  The information in this report is presented here with the approval of the Issuer solely as a convenience for the user, and should not be relied upon without further investigation by any user contemplating an investment decision with respect to the related securities.

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Payment Summary
		Interest Rate	Interest Type	Initial Class Prin. Amount	Beginning Class Principal Amount	Principal Distribution	Interest Distribution	Total Distribution	Realized Loss	Ending Balance
Class	CUSIP
1-A1	86359A6T5	5.49%	Variable	150,258,000	116,549,014.22	1,635,706.77	533,641.53	2,169,348.30	0.00	114,913,307.44
2-A1	86359A6U2	4.50%	Fixed	58,345,000	52,439,227.24	241,798.67	196,647.10	438,445.77	0.00	52,197,428.57
2-AP	86359A6V0	0.00%	Fixed	957,320	879,900.01	4,501.61	N/A	4,501.61	0.00	875,398.40
3-A1	86359A6W8	5.00%	Fixed	40,740,000	30,956,764.72	167,417.66	128,986.52	296,404.18	0.00	30,789,347.07
4-A1	86359A6X6	5.72%	Variable	80,714,000	69,419,686.08	1,085,154.38	330,915.18	1,416,069.56	0.00	68,334,531.70
5-A1	86359A6Y4	5.95%	Variable	331,302,000	280,435,580.16	8,255,602.97	1,390,613.61	9,646,216.58	0.00	272,179,977.19
AX1	86359A6Z1	4.50%	Fixed	3,731,330	2,827,330.62	N/A	10,602.49	10,602.49	N/A	2,815,600.90
PAX[1]	86359A7A5	4.50%	Fixed	1,755,487	1,438,049.65	N/A	5,392.69	5,392.69	N/A	1,421,522.43
B1	86359A7B3	5.64%	Variable	21,261,000	20,960,234.36	28,513.94	98,430.17	126,944.11	0.00	20,931,720.41
B2	86359A7C1	5.64%	Variable	5,227,000	5,153,057.01	7,010.13	24,198.98	31,209.11	0.00	5,146,046.87
B3	86359A7D9	5.64%	Variable	3,483,000	3,433,728.25	4,671.18	16,124.94	20,796.12	0.00	3,429,057.06
B4	86359A7F4	5.64%	Variable	1,741,000	1,716,371.20	2,334.92	8,060.15	10,395.07	0.00	1,714,036.27
B5	86359A7G2	5.64%	Variable	1,391,000	1,371,322.42	1,865.52	6,439.79	8,305.31	0.00	1,369,456.90
B6	86359A7H0	5.64%	Variable	1,757,559	1,732,697.09	2,357.18	8,136.82	10,494.00	0.00	1,730,339.91
R	86359A7E7	5.49%	Variable	100	0.00	0.00	0.00	0.00	0.00	0.00
P	N/A	N/A	N/A	N/A	N/A	N/A	55,933.28	55,933.28	N/A	N/A
E	N/A	N/A	N/A	N/A	N/A	N/A	0.00	0.00	N/A	N/A
				697,176,979	585,047,582.74	11,436,934.94	2,814,123.25	14,251,058.19	0.00	573,610,647.80
				[1] Based on a Notional Balance
Component Classes:
AX(2)	N/A	4.50%	Fixed	1,111,404	1,007,184.30	N/A	3,776.94	3,776.94	N/A	1,002,889.16
AX(3)	N/A	4.50%	Fixed	2,619,926	1,820,146.32	N/A	6,825.55	6,825.55	N/A	1,812,711.74
PAX(2)	N/A	4.50%	Fixed	311,233	296,353.03	N/A	1,111.32	1,111.32	N/A	294,814.08
PAX(3)	N/A	4.50%	Fixed	1,444,254	1,141,696.62	N/A	4,281.36	4,281.36	N/A	1,126,708.34

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Distribution Amount Per $1,000
Class	Beginning Balance	Principal Distribution	Interest Distribution	Realized Loss	Ending Balance
1-A1	775.65929412	10.88598791	3.55150162	0.00000000	764.77330621
2-A1	898.77842556	4.14429120	3.37041906	0.00000000	894.63413437
2-AP	919.12841056	4.70230435	N/A	0.00000000	914.42610621
3-A1	759.86167707	4.10941720	3.16609033	0.00000000	755.75225988
4-A1	860.06995162	13.44443814	4.09984860	0.00000000	846.62551348
5-A1	846.46509878	24.91866323	4.19741991	0.00000000	821.54643555
AX1	757.72730426	N/A	2.84147744	N/A	754.58372871
PAX[1]	819.17419623	N/A	3.07190540	N/A	809.75958681
B1	985.85364551	1.34113837	4.62961150	0.00000000	984.51250714
B2	985.85364551	1.34113837	4.62961163	0.00000000	984.51250714
B3	985.85364551	1.34113837	4.62961240	0.00000000	984.51250714
B4	985.85364551	1.34113837	4.62960942	0.00000000	984.51250714
B5	985.85364551	1.34113837	4.62961179	0.00000000	984.51250714
B6	985.85429649	1.34116771	4.62961414	0.00000000	984.51312878
R	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
P	N/A	N/A	N/A	N/A	N/A
E	N/A	N/A	N/A	N/A	N/A
	[1] Based on a Notional Balance

Component Classes
AX(2)	906.22698857	N/A	3.39835019	N/A	902.36238128
AX(3)	694.73195893	N/A	2.60524534	N/A	691.89425367
PAX(2)	952.19025617	N/A	3.57070105	N/A	947.24557914
PAX(3)	790.50957949	N/A	2.96440931	N/A	780.13171121

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Principal Detail
Class	Beginning Balance	Scheduled Principal	Principal Prepayment	Realized Losses	Total Principal Payable	Loss Recovery	Ending Balance[2]	Cumulative Realized Loss
1-A1	116,549,014.22	110,792.38	1,524,914.39	0.00	1,635,706.77	0.00	114,913,307.44	0.00
2-A1	52,439,227.24	225,202.60	16,596.07	0.00	241,798.67	0.00	52,197,428.57	0.00
2-AP	879,900.01	3,949.92	551.69	0.00	4,501.61	0.00	875,398.40	0.00
3-A1	30,956,764.72	124,355.71	43,061.95	0.00	167,417.66	0.00	30,789,347.07	0.00
4-A1	69,419,686.08	0.00	1,085,154.38	0.00	1,085,154.38	0.00	68,334,531.70	0.00
5-A1	280,435,580.16	296,403.58	7,959,199.39	0.00	8,255,602.97	0.00	272,179,977.19	0.00
AX1	2,827,330.62	N/A	N/A	N/A	N/A	N/A	2,815,600.90	N/A
PAX[1]	1,438,049.65	N/A	N/A	N/A	N/A	N/A	1,421,522.43	N/A
B1	20,960,234.36	28,513.94	0.00	0.00	28,513.94	0.00	20,931,720.41	0.00
B2	5,153,057.01	7,010.13	0.00	0.00	7,010.13	0.00	5,146,046.87	0.00
B3	3,433,728.25	4,671.18	0.00	0.00	4,671.18	0.00	3,429,057.06	0.00
B4	1,716,371.20	2,334.92	0.00	0.00	2,334.92	0.00	1,714,036.27	0.00
B5	1,371,322.42	1,865.52	0.00	0.00	1,865.52	0.00	1,369,456.90	0.00
B6	1,732,697.09	2,357.13	0.05	0.00	2,357.18	0.00	1,730,339.91	0.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	585,047,582.74	807,457.02	10,629,477.92	0.00	11,436,934.94	0.00	573,610,647.80	0.00
	[1] Based on a Notional Balance
	[2] Classes AX and PAX Ending Balances are approximated based on Ending Weighted Average Net Mortgage Rates of respective Mortgage Loan groups.

Component Classes
AX(2)	1,007,184.30	N/A	N/A	N/A	N/A	N/A	1,002,889.16	N/A
AX(3)	1,820,146.32	N/A	N/A	N/A	N/A	N/A	1,812,711.74	N/A
PAX(2)	296,353.03	N/A	N/A	N/A	N/A	N/A	294,814.08	N/A
PAX(3)	1,141,696.62	N/A	N/A	N/A	N/A	N/A	1,126,708.34	N/A

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Interest Detail
Class	Accrued Cert. Interest	Interest Shortfall	Net Prepayment Interest Shortfall	Reimbursement of Prior Int. Shortfall	Interest Adjustment *	Interest Distribution	Cumulative Net Prepay. Int. Shortfall	Cumulative Interest Shortfall
1-A1	533,641.53	0.00	0.00	0.00	0.00	533,641.53	0.00	0.00
2-A1	196,647.10	0.00	0.00	0.00	0.00	196,647.10	0.00	0.00
2-AP	N/A	N/A	N/A	N/A	0.00	N/A	N/A	N/A
3-A1	128,986.52	0.00	0.00	0.00	0.00	128,986.52	0.00	0.00
4-A1	330,915.18	0.00	0.00	0.00	0.00	330,915.18	0.00	0.00
5-A1	1,390,613.61	0.00	0.00	0.00	0.00	1,390,613.61	0.00	0.00
AX	10,602.49	0.00	0.00	0.00	0.00	10,602.49	0.00	0.00
PAX	5,392.69	0.00	0.00	0.00	0.00	5,392.69	0.00	0.00
B1	98,430.17	0.00	0.00	0.00	0.00	98,430.17	0.00	0.00
B2	24,198.98	0.00	0.00	0.00	0.00	24,198.98	0.00	0.00
B3	16,124.94	0.00	0.00	0.00	0.00	16,124.94	0.00	0.00
B4	8,060.15	0.00	0.00	0.00	0.00	8,060.15	0.00	0.00
B5	6,439.79	0.00	0.00	0.00	0.00	6,439.79	0.00	0.00
B6	8,136.82	0.00	0.00	0.00	0.00	8,136.82	0.00	0.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
P	N/A	N/A	N/A	N/A	0.00	55,933.28	N/A	N/A
E	N/A	N/A	N/A	N/A	0.00	0.00	N/A	N/A
	2,758,189.97	0.00	0.00	0.00	0.00	2,814,123.25	0.00	0.00

Component Classes
AX(2)	3,776.94	0.00	0.00	0.00	0.00	3,776.94	0.00	0.00
AX(3)	6,825.55	0.00	0.00	0.00	0.00	6,825.55	0.00	0.00
PAX(2)	1,111.32	0.00	0.00	0.00	0.00	1,111.32	0.00	0.00
PAX(3)	4,281.36	0.00	0.00	0.00	0.00	4,281.36	0.00	0.00

* Interest Adjustment made due to incorrect reporting of Servicing Fee Rate for loan #15502503 by Master Servicer from November 2003 distribution to March 2004 distribution.

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Delinquency Statistics
Pool 1	1 Month	2 Months	3+ Months	Foreclosure	Bankruptcy	REO	Total
# of Loans	5	1	1	0	0	0	7
Schedule Principal Balance	1,444,505.44	306,151.73	161,594.70	0.00	0.00	0.00	1,912,251.87

Pool 2
# of Loans	2	0	0	0	0	0	2
Schedule Principal Balance	366,425.56	0.00	0.00	0.00	0.00	0.00	366,425.56

Pool 3
# of Loans	3	0	0	0	0	0	3
Schedule Principal Balance	508,487.05	0.00	0.00	0.00	0.00	0.00	508,487.05

Pool 4
# of Loans	7	0	4	1	2	0	14
Schedule Principal Balance	1,306,811.47	0.00	1,053,882.11	108,000.00	302,650.00	0.00	2,771,343.58

Pool 5
# of Loans	34	9	3	1	1	0	48
Schedule Principal Balance	5,826,902.54	1,207,382.37	537,336.52	94,827.78	299,235.65	0.00	7,965,684.86

Total
# of Loans	51	10	8	2	3	0	74
Schedule Principal Balance	9,453,132.06	1,513,534.10	1,752,813.33	202,827.78	601,885.65	0.00	13,524,192.92

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Mortgage Pool Realized Losses
	Collateral Losses		Bankruptcy Losses		Fraud Losses		Special Hazard Losses
	Current Month	Since Cutoff	Current	Aggregate Losses	Current	Aggregate Losses	Current	Aggregate Losses
Pool 1	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Pool 2	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Pool 3	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Pool 4	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Pool 5	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Loss Limit	Bankruptcy	Fraud	Special Hazard
	175,301.00	0.00	6,630,000.00

Advance Information
		Pool 1	Pool 2	Pool 3	Pool 4	Pool 5	Total
Aggregate Advances Required		N/A	N/A	N/A	N/A	N/A	N/A
Aggregate Advances Made		532,459.02	357,406.64	215,785.46	315,480.54	1,421,558.21	2,842,689.87
		N/A	N/A	N/A	N/A	N/A	N/A

[US BANK LOGO]	Structured Asset Securities Corporation Mortgage Pass-Through Certificates Series 2003-32 B357
		Payment Date:	October 25, 2004
		Record Date:	September 30, 2004

Report to Certificateholders
Collateral Information:
		Pool 1	Pool 2	Pool 3	Pool 4	Pool 5	Total
Beginning Aggregate Principal Balance		124,381,034.31	56,304,104.73	33,013,228.55	73,668,035.01	297,681,179.42	585,047,582.02

	Scheduled Principal	118,237.56	241,971.64	132,616.68	0.00	314,631.14	807,457.02
	Unscheduled Principal	1,524,914.39	17,147.76	43,061.95	1,085,154.38	7,959,199.39	10,629,477.87
	Liquidation Proceeds	0.00	0.00	0.00	0.00	0.00	0.00
	Insurance Proceeds	0.00	0.00	0.00	0.00	0.00	0.00

Ending Aggregate Principal Balance		122,737,882.36	56,044,985.33	32,837,549.92	72,582,880.63	289,407,348.89	573,610,647.13
Ending Non-AP Pool Balance		122,737,882.36	55,169,587.21	32,837,549.92	72,582,880.63	289,407,348.89	572,735,249.01

Loan Count	Beginning	342	165	104	359	1,746	2,716
	Payoffs	6	0	1	5	46	58
	Ending	336	165	103	354	1,700	2,658

Master Servicing and Servicing Fees:		Original Certificate Ratings
Master Servicing Fees	117.01	S&P		Fitch
Other Servicing Fees	121,767.90	Class	Rating	Rating
		1-A1	AAA	Aaa
		2-A1	AAA	Aaa
Loan Number	Principal Balance	2-AP	AAA	Aaa
Deleted Mortgage Loans		3-A1	AAA	Aaa
		4-A1	AAA	Aaa
		5-A1	AAA	Aaa
		AX	AAA	Aaa
		PAX	AAA	Aaa
		R	AAA	Aaa
Qualifying Substitute Mortgage Loans		B1	AA	N/A
		B2	A	N/A
		B3	BBB	N/A